Exhibit 5.1

January 22, 2004

Board of Directors

XM Satellite Radio Holdings Inc.

1500 Eckington Place, N.E.

Washington, D.C. 20002

Ladies and Gentlemen:

We are acting as counsel to XM Satellite Radio Holdings Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-3, as amended (No. 333-89132) (the “Shelf Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) relating to the proposed public offering of 7,000,000 shares of the Company’s Class A Common Stock (the “Shares”), as described in the prospectus dated April 28, 2003 (the “Prospectus”) and a prospectus supplement dated January 22, 2004 (the “Prospectus Supplement”).  This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Shelf Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents:

1.                                       Executed copy of the Shelf Registration Statement.

2.                                       The Prospectus and the Prospectus Supplement.

3.                                       Memoranda to the file regarding telephonic confirmation from the staff of the Commission of the effectiveness of the Shelf Registration Statement.

4.                                       The Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of State of the State of Delaware on January 16, 2004 and as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect (the “Amended and Restated Certificate”).

5.                                       The Amended and Restated Bylaws of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect (the “Bylaws”).

6.                                       The Underwriting Agreement, dated January 22, 2004, among the Company, the selling stockholders named therein and Bear, Stearns & Co. Inc. and Goldman, Sachs & Co., as representatives of the several underwriters named therein, filed as

Exhibit 1.1 to the Company’s Current Report on Form 8-K dated the date hereof (the “Underwriting Agreement”).

7.                                       Resolutions of the Board of Directors of the Company adopted at meetings held on January 16, 2002, May 23, 2002, January 23, 2003, March 20, 2003 and January 13, 2004 and Resolutions of the Pricing Committee of the Board of Directors dated January 22, 2004, as certified by the Secretary of the Company on the date hereof as being complete, accurate and in effect, relating to the issuance and sale of the Company Shares and arrangements in connection therewith.

In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies).  This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended.  We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.  As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) execution and delivery by the Company of the Underwriting Agreement, (ii) issuance of the Shares pursuant to the terms of the Underwriting Agreement and (iii) receipt by the Company of the consideration for the Shares specified in the Underwriting Agreement and the resolutions of the Board of Directors, the Shares will be validly issued, fully paid, and nonassessable.

This opinion letter has been prepared for your use in connection with the Shelf Registration Statement and speaks as of the date hereof.  We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed the date hereof and to the reference to this firm under the caption “Legal Matters” in the Prospectuses and the Prospectus Supplement constituting a part of the Shelf Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson L.L.P.
HOGAN & HARTSON L.L.P.